UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2005

CATALINA MARKETING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11008	33-0499007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Carillon Parkway, St. Petersburg, Florida	33716-2325
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (727) 579-5000

N/A

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 9.01 Financial Statements and Exhibits

Signatures

Exhibit Index

Item 1.01. Entry into a Material Definitive Agreement

Catalina Marketing Corporation (the “Company”) appointed Rick Frier as Executive Vice President of Finance and Accounting for Catalina Marketing Corporation, effective on or about March 7, 2005. Mr. Frier will serve in this capacity until the completion of a transition period that ends after the Company has filed its Annual Report on Form 10-K for its fiscal year 2005 with the Securities and Exchange Commission, at which time he will become the Company’s Executive Vice President and Chief Financial Officer. Robert D. Woltil will continue to serve as Interim Chief Financial Officer through the end of the transition period. The Company’s Annual Report on Form 10-K for its fiscal year 2005 is due on or before June 14, 2005.

Mr. Frier will receive base cash compensation at an annual rate of $335,000 and will be eligible to receive an annual target bonus of 65% of his base salary for the period beginning April 1, 2005 through March 31, 2006, with the opportunity to earn up to 1.5 times his annual target bonus. The Company will pay a sign-on bonus to Mr. Frier in the amount of $40,000. Subject to approval by the Company’s Board of Directors, Mr. Frier will be granted stock options to purchase 150,000 shares of the Company’s common stock at the stated fair market value determined at the first meeting of the Compensation Committee of the Board of Directors which is held subsequent to his hire date, and will vest over four years at 25% per year. The Company will reimburse Mr. Frier for other expenses incurred, including relocation. Mr. Frier would receive a special separation benefit of base salary continuation or lump sum payout at the Company’s discretion, should his employment be terminated, equal to the base salary he would have received over the twelve-month period had his employment not been terminated. The Company has agreed to pay Mr. Frier this special separation benefit in the event his employment is terminated for reasons other than for cause, as defined in the agreement. The separation benefit is equal to 1.0 times his annual compensation in effect when his employment ends.

The Company and Mr. Frier entered into a Change of Control Severance Agreement (“Change of Control Agreement”) in substantially the same form as with certain other of the Company’s executive officers. The Change of Control Agreement terminates in April, 2006. The Change of Control Agreement provides that if Mr. Frier’s employment is terminated by the Company or if Mr. Frier resigns for “good reason” (which includes, among other things, a reduction in base salary or a reduction in Mr. Frier’s title, position or responsibility) within two years after a change in control, Mr. Frier will receive severance benefits. Mr. Frier will also be entitled to severance benefits if after a “potential change in control” (which includes, among other things, the Company entering into an agreement that results in a change of control) but before a change of control actually occurs, his employment is terminated by the Company or he resigns for good reason. The severance benefit includes a cash lump-sum payment equal to 2.5 times Mr. Frier’s annual compensation then in effect. In addition, Mr. Frier will receive a cash lump-sum payment equal to the sum of any unpaid incentive compensation that has been allocated or awarded under any bonus or compensation plan. Mr. Frier will also be entitled to life, disability, accident and health insurance benefits provided to him and his spouse and any dependents for a specified number of years from the date that he is entitled to receive severance benefits. If any of Mr. Frier’s severance benefits are parachute payments as defined under the Internal Revenue Code, the Company has agreed to make additional payments to compensate Mr. Frier for his additional tax obligations.

For further information, reference is made to the letter of offer to Mr. Rick Frier dated February 9, 2005, which is attached hereto as Exhibit 10.1 and incorporated herein by reference, and to the Company’s press release dated February 15, 2005, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)

Catalina Marketing Corporation (the “Company”) appointed Rick Frier, age 43, as Executive Vice President of Finance and Accounting for Catalina Marketing Corporation, effective on or about March 7, 2005. Mr. Frier will serve in this capacity until the completion of a transition period that ends after the Company has filed its fiscal year 2005 Annual Report on Form 10-K with the Securities and Exchange Commission, at which time he will become the Company’s Executive Vice President and Chief Financial Officer. Robert D. Woltil will continue to serve as Interim Chief Financial Officer through the end of the transition period. The Company’s Annual Report on Form 10-K for its fiscal year 2005 is due on or before June 14, 2005.

Prior to joining the Company, Mr. Frier held the position of Chief Financial Officer and Chief Operating Officer of Mattress Discounters Corporation since November 2001. From May 2001 until October 2001, Mr. Frier was Consulting Chief Financial Officer for Elink Communications. From March 2000 until April 2001, Mr. Frier held the position of Executive Vice President and Chief Financial Officer for Concept Five Technologies.

For a brief description of the material terms of the employment arrangement between Mr. Frier and the Company, see Item 1.01 of this report, which is incorporated by reference into this Item 5.02(c).

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description
10.1	Letter of offer to Mr. Rick Frier

99.1	Press Release of Catalina Marketing Corporation dated February 15, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly authorized and caused the undersigned to sign this report on the registrant’s behalf.

February 15, 2005	CATALINA MARKETING CORPORATION
(Registrant)

/s/ Deborah A. Booth
	Name:	Deborah A. Booth
	Title:	Executive Vice President, Business Support Services

Exhibit Index

Exhibit Number	Description
10.1	Letter of offer to Mr. Rick Frier

99.1	Press Release dated February 15, 2005